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On the Issue Date specified, Ford Motor Credit Company ("Ford  Credit") will issue the series of its Continuously Offered Bonds for
Retail Accounts Due Nine Months or More from the Date of Issue described below.  Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to purchase each series of the Notes at the price indicated, for resale at the Price to Public shown below. After the initial public offering of each series, the offering price for that series may be changed.

        Filed under Rule 424(b)(3), Registration Statement No. 333-86832
                   Pricing Supplement No. 12, dated February 23, 2004
                (To prospectus dated May 17, 2002, and prospectus
                         supplement dated November 21, 2003)

                            Ford Motor Credit Company
                 Continuously Offered Bonds for Retail Accounts
                 Due Nine Months or More from the Date of Issue

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Fixed Rate Note                                              Fixed
   CUSIP                                Price to        Interest Rate per    Interest        Stated Maturity    Survivor's
   Number          Price to Public1    Purchasing            Annum            Payment            Date            Option
                                         Agent1                              Frequency
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  34539C NS7          100.0%            99.6125%            2.900%           Monthly           March 20, 2006      YES

Redemption Information:  N/A
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  34539C NT5          100.0%            99.3875%            3.550%           Quarterly         March 20, 2007      YES

Redemption Information:  N/A
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  34539C NU2          100.0%            99.0250%            4.500%           Semi-Annually     March 20, 2009      YES

Redemption Information: N/A
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  34539C NV0          100.0%            98.8250%            5.300%           Semi-Annually     March 21, 2011      YES

Redemption Information: Redeemable at the option of Ford Credit on any Interest Payment Date beginning March 20, 2006.  See the prospectus supplement for further information.
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  34539C NW8          100.0%            98.5250%            6.000%           Semi-Annually     March 20, 2014      YES

Redemption Information: Redeemable at the option of Ford Credit on any Interest Payment Date beginning March 20, 2006.  See the prospectus supplement for further information.

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Floating Rate     Price to     Price to        Floating         Interest       Interest      Stated       Interest     Survivor's
    Note           Public     Purchasing      Rate Index     Determination      Payment     Maturity       Reset        Option
CUSIP Number                    Agent          Maturity          Date          Frequency      Date         Dates
                                              and Spread
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 34539C NR9       100.0%      99.7500%        Three-Month     Two London       Quarterly  September 20,  Quarterly on      YES
                                               LIBOR plus     Business Days                    2005     each Interest
                                                60 basis      prior to each                              Payment Date
                                                points       Interest Reset
                                                (0.60%)           Date

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The interest rate for the Interest Period beginning on the Issue Date will be 1.72% per annum.
Redemption Information: N/A
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1 Expressed as a percentage of the aggregate principal amount.
        Trade Date: February 23, 2004                                                                          Merrill Lynch & Co.
        Issue Date: March 3, 2004                                                                              Purchasing Agent
        Minimum Denominations/Increments: $1,000/$1,000                                                        Acting as Principal
        All trades in the Notes described in this pricing supplement will settle on the Issue Date in same-day funds without accrued interest, in book-entry form only through DTC.
        DTC Participant Number:  161

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